UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

May 26, 2005
Date of report (Date of earliest event reported)

ACCERIS COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)
FLORIDA
(State or Other Jurisdiction of
Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)

1001 Brinton Road, Pittsburgh, PA 15221
(Address of Principal Executive Offices and Zip Code)

(412) 244-2100
(Registrants Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.05  Costs Associated with Exit or Disposal Activities

On May 27, 2005, Acceris Communications Inc. (ACRS.OB) (“Acceris” or the “Company”) announced that Acceris Communications Corp., its telecommunications business, has restructured its organization, effective May 26, 2005. The restructuring eliminates approximately 75 jobs or 30% of its workforce, impacting staff in its San Diego, Pittsburgh and Somerset facilities. The Company anticipates that it will record one-time expenses of up to $1 million during the second quarter ending June 30, 2005 related to the restructuring. Restructuring charges are primarily related to employee reduction costs.

The reorganization is part of the continued integration efforts of the Company aimed at streamlining the operations of the four predecessor companies that have been brought together to form Acceris and, further, is reflective of fluctuations in the revenues generated by the business. This latest set of changes will bring the Company closer to its goal of generating positive cash flow from operations.

On May 27, 2005 the Company issued a press release announcing the foregoing change. A copy of this press release is attached as Exhibit 99.1 hereto. All readers of this Current Report on Form 8-K are encouraged to read this release in its entirety.

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers

The employment of Kenneth Hilton, Acceris’ Executive Vice President, Sales and Marketing, was terminated effective as of May 30, 2005. Mr. Hilton’s termination was not for cause.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits.

99.1	Press Release dated May 27, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Acceris Communications Inc.

Date: May 31, 2005	By:	/s/ Gary M. Clifford
		Name:	Gary M. Clifford
		Title:	Chief Financial Officer and Vice President of Finance